Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Selected Financial Data”, “Senior Securities”, and “Experts” and to the inclusion of our reports (a) dated March 26, 2015, with respect to the consolidated financial statements of CĪON Investment Corporation as of December 31, 2014 and 2013 and for the years ended December 31, 2014 and 2013 and for the period from January 31, 2012 (Inception) through December 31, 2012 and (b) dated April 20, 2015, with respect to the senior securities table of CĪON Investment Corporation as of December 31, 2014, 2013 and 2012 in the Registration Statement (Form N-2) and related Prospectus of CĪON Investment Corporation for the registration of up to 100,000,000 shares of its common stock.

/s/ Ernst & Young LLP

New York, New York
April 27, 2015